Nicor Inc.
                                                                       Form 8-K
                                                                   Exhibit 99.2

       NICOR    NEWS RELEASE



                FOR IMMEDIATE RELEASE               FOR MORE INFORMATION
                November 23, 2004                   Contact:  Mark Knox
                                                    630 305-9500, ext. 2529
                                                    Re: N-926



                NICOR INC. TERMINATES EXISTING SHAREHOLDER RIGHTS
                PLAN AND ADOPTS NEW POLICY REGARDING SHAREHOLDER
                RIGHTS PLAN

                Naperville, IL - Nicor Inc. (NYSE: GAS) announced today that its Board of Directors has voted to terminate the company's existing shareholder rights plan, commonly referred to as a "poison pill." The company's Board of Directors has terminated the company's shareholder rights plan effective November 23, 2004. The company also announced that its Board of Directors adopted a new policy under which the Board of Directors will submit adoption or extension of any shareholder rights plan to a shareholder vote, unless the Board of Directors, exercising its fiduciary duties under Illinois law, determines that such a submission would not be in the best interest of the company and its shareholders under the circumstances.

                "Our Board of Directors believes this action is consistent with the highest standards of good corporate governance, and has taken this action to better align the company's interests with those of its shareholders", said Paul Gracey, vice president, general counsel and secretary.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.


Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although
Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and SEC and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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